Exhibit 10.20
PHINIA INC.
MANAGEMENT INCENTIVE BONUS PLAN
1.Purposes
The purposes of the PHINIA Inc. Management Incentive Bonus Plan are (a) to assist the Corporation in attracting and retaining in the employ of the Corporation and its Subsidiaries individuals of outstanding competence, and (b) to provide performance incentives for officers, executives and other key employees of the Corporation and its Subsidiaries.
2.Definitions
Unless otherwise required by the context, the terms used in the Plan shall have the meanings indicated in this Section 2.
BENEFICIARY: As applied to a Participant, a person or entity (including a trust or the estate of the Participant) designated in writing by the Participant, on such forms as the Committee may prescribe, to receive an award made to the Participant by the Committee but not paid prior to the Participant’s death;
BOARD or BOARD OF DIRECTORS: The Board of Directors of the Corporation.
COMMITTEE: The committee designated to administer the Plan pursuant to the provisions of paragraph 4.01.
CORPORATION: PHINIA Inc., a Delaware corporation, its successors and assigns.
PARTICIPANT: An employee of the Corporation or of a subsidiary regularly employed on a full-time basis, including an officer or director, who is approved by the Committee as eligible to participate in the Plan and who, in the opinion of the Committee, is in a position to make significant contributions to the earnings of the Corporation or of a Subsidiary.
PLAN: The PHINIA Inc. Management Incentive Bonus Plan, as from time to time amended.
SUBSIDIARY: A corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Corporation.
3.Scope
The Plan shall apply to the Corporation and Subsidiaries which have not been specifically excluded by the Board of Directors. The Plan is effective as of July 3, 2023.
4.Administration
4.01     The Plan shall be administered by a committee of three or more persons selected by the Board of Directors from its own membership, which shall be the Compensation Committee of the Board of Directors unless another committee of the Board shall be designated by the Board.
4.02    The Committee shall have full power to interpret and administer the Plan and full authority to act in determining who shall be Participants in the Plan, the amount to be awarded to each Participant, and the conditions, form, manner, time and terms of payment of awards. The interpretations by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on the Corporation’s stockholders, the Corporation, its Subsidiaries, all Participants and employees, and upon their successors and assigns, and upon all other persons claiming under or through any of them.

4.03    The Committee may adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary (i) to determine participation in the Plan, the amount to be awarded to each Participant, the conditions, form, manner, time and terms of payment of such awards and (ii) to administer the Plan, and may amend or revoke any such rule or regulation.

4.04    Except as otherwise provided under Delaware General Corporation Law, and without limiting the rights and powers of the Corporation under such Law, members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and on written reports by the certified public accountants of the Corporation and shall incur no liability except from gross negligence or willful misconduct in the performance of their duties.

5.Participant Awards
5.01    Participation. The determination of the Participants eligible to receive awards for any fiscal year shall be made by the Committee after consultation with the officers of the Corporation. The Committee, in its sole discretion, may refrain from making an award to any Participant who has voluntarily or involuntarily left his or her employment with the Corporation or any Subsidiary or has given notice of intention to leave before the award is actually made.
5.02    Awards. The determination of an award to a Participant for a fiscal year shall be made by the Committee after consultation with officers of the Corporation. The total amount awarded for any fiscal year shall not exceed such limitations as may from time to time be established by the Committee.

5.03    Form of Awards. Awards shall be made in cash payable immediately after the award shall have been made but in no event later than March 15th of the calendar year following the calendar year the Award is made.

6.General
6.01    Neither the adoption of the Plan nor its operation, nor any booklet or other document describing or referring to the Plan, or any part thereof, shall confer upon any Participant any right to continue in the employ of the Corporation or any Subsidiary or shall in any way affect the right and power of the Corporation or any Subsidiary to dismiss or otherwise terminate the employment of any Participant at any time for any reason with or without cause. If the Corporation shall terminate the employment of a Participant for any reason, whether or not for cause, the Corporation shall incur no liability to the Participant due to the inability of the Participant by reason of such termination to receive payment of any award under the Plan or to be eligible thereafter for any award under the Plan.
6.02    By accepting any benefits under the Plan, each Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Corporation, the Board of Directors or the Committee.

6.03    Appropriate provision shall be made for all taxes which the Corporation requires to be withheld from awards under the laws of governmental authority, whether Federal, state or local and whether domestic or foreign.

6.04    (a) No rights under the Plan shall be assignable, either voluntarily or involuntarily by way of encumbrance, pledge, attachment, levy or charge of any nature (except as may be required by state or federal law). Notwithstanding anything in the Plan to the contrary, a Participant may designate a Beneficiary or receive an award made to the Participant by the Committee but not paid prior to the Participant’s death. A Beneficiary shall be paid an award at the same time and in the same manner as it would have been paid to the Participant.

(b) Nothing in the Plan shall require the Corporation or any Subsidiary to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant or other person shall have any right, title or interest in any amount awarded under the Plan prior to payment thereof, or in any property of the Corporation or its Subsidiaries or affiliated corporations.

6.05    Headings are given to the sections of the Plan solely as a convenience to facilitate reference; neither such headings nor numbering or paragraphing shall be deemed in any way material or relevant to the construction of the Plan or any provision thereof.

6.06    The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

7.Amendment or Termination
7.01    The Board of Directors or the Committee may, at any time, without the consent of the Participants in the Plan, amend the Plan, or any portion thereof.
7.02    The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, at any time terminate the Plan or any portion thereof.

7.03    No amendment or termination of the Plan or any portion thereof by the Board of Directors shall, without the consent of a Participant, adversely affect any award previously made to the Participant.

8.Code Section 409A
Although the Corporation does not guarantee to the Participant any particular tax treatment relating to the awards under the Plan, it is intended that the awards be exempt from Section 409A of Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding anything herein to the contrary, in no event whatsoever shall the Corporation be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

MANAGEMENT INCENTIVE BONUS PLAN (MIP): The purposes of the PHINIA Inc. (“Company”) Management Incentive Bonus Plan are (a) to assist the Company in attracting and retaining in the employ of the Company and its Subsidiaries, individuals of outstanding competence, and (b) to provide performance incentives for officers, executives and other key employees of the Company and its Subsidiaries.
TERMS AND CONDITIONS: The incentive opportunity may, with the consent of the Committee selected by the Board of Directors of the Company or the Compensation Committee if no Committee is selected (“Committee”), be communicated to participants; provided, however, that the actual amount to be awarded and the form, the manner of payment, conditions, time and terms of payment of awards shall at all times remain within the sole discretion of the Committee, provided that any such payment is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended. The Committee may refrain from paying an incentive award to participants who may have attained one or more of the performance criteria, but who in the Committee’s opinion upon review of a recommendation by management have otherwise failed to perform satisfactorily.
The Committee, in its sole discretion, may refrain from granting an incentive award to any participant who has voluntarily or involuntarily left his or her employment with the Company or its Subsidiaries or has given notice of intention to leave before the award is actually made.
INCENTIVE AWARD: A participant may be eligible for an incentive award based on attaining the year-end financial results as determined by the Committee.
TIME OF PAYMENT: Payment shall be made by March 15th of the calendar year following the calendar year the award is granted, and payment is subject to applicable tax withholding.
PLAN ADMINISTRATION:

Event	Effect on Incentive Award
1.Promotion / Lateral Transfer	New incentive agreement with incentive opportunity prorated based on time in each position and/or Unit. The payout will be based on prior and new unit performance for the period employed by each.
2. Demotion	New incentive agreement with incentive opportunity prorated based on time in each position.
3. Voluntary Termination	No current calendar year incentive award if not continuously employed by the Company or its Subsidiaries through December 31st of such year and employed by the Company or its Subsidiaries on the date payment is made.
4. Involuntary Termination (not for cause)/ Disability / Retirement	A participant employed at least three months during the current calendar year whose employment ends as a result of involuntary termination, disability or retirement may be eligible to receive an incentive award based on year-end financial results and calculated on a prorated basis for the period of employment in that calendar year, payable by March 15th of the calendar year following the calendar year such award is granted.
5. Termination for Cause	No incentive or carryover award will be made.
6. Death	A beneficiary of a participant employed at least three months during the calendar year in which employment terminates due to Death may be eligible to receive an incentive award based on year-end financial results and calculated on a prorated basis for the period of employment in that calendar year, payable by March 15th of the calendar year following the calendar year such award is granted.